Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: December 3, 2019	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. ANNOUNCES A $1.25 PER SHARE SPECIAL CASH DIVIDEND,
A 20 PERCENT INCREASE IN ITS REGULAR QUARTERLY DIVIDEND, AND
THE ELECTION OF ANGIE J. KLEIN TO THE COMPANY’S BOARD OF DIRECTORS

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced that at its quarterly meeting of the Board of Directors, held on December 2, 2019, the Board authorized a $1.25 per share special cash dividend to be paid to shareholders of record at the close of business on January 10, 2020. The Board also authorized a $0.30 per share quarterly dividend to be paid to shareholders of record at the close of business on January 10, 2020. This represents an increase of $0.05 per share, or 20 percent, in the Company’s regular quarterly dividend rate. Both the $1.25 per share special cash dividend and the $0.30 per share regular quarterly dividend are payable on January 24, 2020 and will be paid together.

The Company also announced that the Board of Directors elected Angie J. Klein as a member of the Company’s Board of Directors, effective immediately. Ms. Klein currently serves as Vice President of Consumer Segment Marketing for Verizon Communications at their Corporate Headquarters in New York City, a position she has held since April 2017. Ms. Klein has been employed by Verizon since July 2001, serving in several roles of increasing leadership and responsibility. Prior to her current position, she held several Vice President roles for Verizon from 2012 to 2017, including Vice President of New Product Innovation Marketing, Vice President of Fios Distribution and Sales Acquisition Strategy, and Vice President of Northeast Marketing and Sales. A native Nebraskan, Ms. Klein is a graduate of the University of Nebraska-Lincoln.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 449 retail stores in 42 states.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995; All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

News releases and other information about The Buckle, Inc. can be found on the Internet at www.buckle.com.
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